UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	October 18, 2006

MATRIXX INITIATIVES, INC.

(Exact Name of Registrant as Specified in Its Charter)
DELAWARE

(State or Other Jurisdiction of Incorporation)

001-31404	87-0482806

(Commission File Number)	(IRS Employer Identification No.)

4742 N. 24th Street, Suite 455 Phoenix, Arizona	85016

(Address of Principal Executive Offices)	(Zip Code)
(602) 385-8888

(Registrant’s Telephone Number, Including Area Code)
NONE

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
     On October 18, 2006, the Board of Directors of Matrixx Initiatives, Inc. (the “Company”) approved certain amendments to the Company’s employment agreement with its Chief Executive Officer, Carl Johnson (the “Employment Agreement”). The principal amendment to the Employment Agreement provides for the transfer and assignment of Mr. Johnson’s life insurance policy from the Company to Mr. Johnson upon the occurrence of a: (1) termination of employment by the Company or Mr. Johnson for any reason after December 31, 2008; (2) termination of employment as a result of “Total Disability”; (3) termination of employment by the Company without “Cause” on or prior to December 31, 2008; (4) termination of employment by Mr. Johnson with “Good Reason” on or prior to December 31, 2008; or (5) notice of the Company’s election not to renew the Employment Agreement, as permitted therein (as the terms “Total Disability,” “Cause,” and “Good Reason” are defined in the Employment Agreement). Additionally, upon the occurrence of the events specified above, the Company agrees to pay to Mr. Johnson an amount equal to the total presumed federal and state taxes, calculated in the manner set forth in the Employment Agreement, that could be imposed with respect to the income tax payable upon the transfer and assignment of the policy. In addition, the definition of “Good Reason” was amended to add the situation in which Mr. Johnson’s function, duties, and/or responsibilities are significantly reduced so as to cause his position with the Company to become of materially less dignity, responsibility and/or importance than those associated with his present functions, duties and/or responsibilities. The other amendments to the Employment Agreement are intended to address certain issues arising from Internal Revenue Code Section 409A.
     On October 18, 2006, the Company’s Board of Directors also approved an agreement with its Chief Financial Officer, William Hemelt (the “Agreement”). Similar to the amendments made to Mr. Johnson’s Employment Agreement described above, the Agreement provides for the transfer and assignment of Mr. Hemelt’s life insurance policy from the Company to Mr. Hemelt upon the occurrence of a: (1) termination of employment by the Company or Mr. Hemelt for any reason after March 31, 2007; (2) termination of employment as a result of “Total Disability”; (3) termination of employment by the Company without “Cause” on or prior to March 31, 2007; or (4) termination of employment by Mr. Hemelt with “Good Reason” on or prior to March 31, 2007 (as the terms “Total Disability,” “Cause,” and “Good Reason” are defined in the Agreement, and are substantially the same as in Mr. Johnson’s Employment Agreement). Furthermore, upon the occurrence of the events specified above, the Company agrees to pay to Mr. Hemelt an amount equal to the total presumed federal and state taxes, calculated in the manner set forth in the Agreement, that could be imposed with respect to the income tax payable upon the transfer and assignment of the policy.
     On October 18, 2006, the Board of Directors also approved an adjustment to the Company’s director compensation policy. Effective January 1, 2007, the annual stock component of the compensation of the Company’s non-employee directors will consist of a number of shares of restricted stock, issued under the Matrixx Initiatives, Inc. 2001 Long-Term Incentive Plan (the “Plan”), equal to $75,000 divided by the closing price of the Company’s common stock on the NASDAQ Stock Market on the first business day of each calendar year, rounded up to the nearest share, with 50% of such restricted stock to vest on the first anniversary of each grant and 50% of such restricted stock to vest on the second anniversary of such grant. The directors must be serving on the Board of Directors on the date of vesting in order for the restricted stock to vest; however, the vesting of the restricted stock is accelerated upon the first to occur of a “Change of Control,” or the death, “Disability,” or mandatory retirement of the director (as “Change in Control” is defined in the form of Change of Control Agreement filed with the Securities Exchange Commission on March 13, 2006 as Exhibit 10.12 to the Company’s 2005 Form 10-K, and as “Disability is defined in the Plan).

     On October 18, 2006, the Compensation Committee of the Company’s Board of Directors, acting as the Plan Committee, approved an amendment to the outstanding restricted stock program agreements, granted pursuant to the Plan, between the Company and each of Edward Walsh and Edward Faber, both directors of the Company (together, the “Restricted Stock Program Agreements”). The amendment to the Restricted Stock Program Agreements provides for the accelerated vesting of the restricted shares upon each director’s respective date of mandatory retirement. Pursuant to the Company’s Corporate Governance Principles, Mr. Walsh must retire immediately prior to the Company’s 2007 Annual Meeting of Shareholders and Mr. Faber must retire immediately prior to the Company’s 2008 Annual Meeting of Shareholders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2006	MATRIXX INITIATIVES, INC.
	By:	/s/ William J. Hemelt
William J. Hemelt
Executive Vice President, Chief Financial Officer and Treasurer